UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2019

The Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51018

Delaware	23-3016517
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

409 Silverside Road
Wilmington, DE 19809
(Address of principal executive offices, including zip code)

302-385-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	TBBK	Nasdaq Global Select

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

[  ]  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On August 21, 2019, the Board of Directors of each of The Bancorp, Inc. and its wholly owned subsidiary, The Bancorp Bank (collectively “The Bancorp”), named Daniela A. Mielke and Stephanie B. Mudick as Directors to be effective August 21, 2019.

Ms. Mielke was appointed the North American CEO of RS2 Inc., one of the leading providers of payment processing services in Europe and Asia Pacific, in February 2018.  She has responsibility for sales and marketing as well as product development and customer relationship management for the company’s operations in North America.   Ms. Mielke is also Managing Partner of Commerce Technology Advisors, LLC, a privately held consulting firm which she founded in April 2016, and which provides services to technology, financial services and private equity companies on organic and inorganic growth strategies, building payment businesses, and using artificial intelligence. From 2013 to 2016 Ms. Mielke was a Chief Strategy and Product Officer at Vantiv, Inc., at the time the largest merchant acquirer in the US.   From 2010 to 2013 Ms. Mielke was the VP, Head of Global Strategy and Market Intelligence for PayPal Inc.  Ms. Mielke co-founded A-Connect in 2001 and rejoined in 2007 to establish and direct the new operations for the West Coast and to lead the global marketing function.  From 1998 to 2002 Ms. Mielke was an Engagement Manager for McKinsey & Company, a worldwide management consulting firm.   In the early 1990s, Ms. Mielke served as a Corporate Auditor for Nestle and was promoted through multiple roles.  Ms. Mielke previously served as a member of the Board of GCPS, a multinational joint venture of commercial card issuing banks from 2005 to 2007.  She currently serves as a member of the board of Finca International, a global NGO dedicated to alleviating poverty. Ms. Mielke holds an M.B.A. in International Management from the Institute for Management Development (Switzerland), and a MSc. in Economics and Business from the University of Fribourg (Switzerland).

Ms. Mudick has had a long-standing career in the financial services industry, most recently having spent 11 years (from early 2008 through 2018) as Executive Vice President at JPMorgan Chase and Co.  From 2010 to 2018 she served as Head of Regulatory Strategy, where she managed the global regulatory agenda for the firm across all of its businesses and products.  During this period, she served as chief point of contact for the firm’s regulators, and designed and drove the execution of its most significant regulatory deliverables.  She was key to the design and development of the firm’s controls infrastructure. She also managed conflicts of interest for the firm.  From early 1993 through 2007 Ms. Mudick was employed by Citigroup, Inc. where she served in various roles.  From 2005 through 2007 she was EVP, CAO and Head of Consumer Operations of the Global Consumer Group, a business providing a wide array of banking, lending, insurance and investment services to individual and small business consumers in over 50 countries, with $12 billion in earnings.  From 1993 to 2005 Ms. Mudick served in various roles in Citigroup’s Legal Department, including serving as Co-General Counsel and Corporate Secretary for the company.  At both JPMorgan Chase and Citigroup, she served on senior management committees and regularly engaged with and advised their respective Boards of Directors and Board Committees.  Ms. Mudick has previously served as a director of two public company Boards: The Student Loan Corporation (NYSE:STU) and Ixe Grupo Financiero (BMV:IXE), and numerous not-for-profit Boards, including City Year New York, which she chaired for six years. Ms. Mudick holds a J.D. from the Benjamin Cardozo School of Law, Yeshiva University and an A.B. from Smith College.

There are no arrangements or understandings between Mses. Mielke or Mudick and any other person pursuant to which they were elected, and there are no relationships between Mses. Mielke or Mudick and The Bancorp that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Each of Mses. Mielke and Mudick will be compensated in accordance with The Bancorp’s compensation practices for its non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2019	The Bancorp, Inc.

	By:	/s/ Paul Frenkiel
	Name:	Paul Frenkiel
	Title:	Chief Financial Officer and Secretary